                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Paragon Trade Brands, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

PARAGON LOGO

                                                                  March 31, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company"), at 9:00 a.m. on Tuesday, May 20, 1997, at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia 30092.

     The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

                                          Sincerely,

                                          /s/ BOBBY V. ABRAHAM

                                          Bobby V. Abraham
                                          Chairman and Chief Executive Officer

                                   IMPORTANT
A proxy card is enclosed. All stockholders are urged to complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997

To the Stockholders:

     The 1997 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company") will be held at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia 30092, on Tuesday, May 20, 1997, at 9:00 a.m. for the following purposes:

        1. To elect one Class II director for a term expiring in 2000, and

        2. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The nominee for election as director is named in the enclosed Proxy Statement.

     The Record Date for the Annual Meeting is March 21, 1997. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT, EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY.

                                          By Order of the Board of Directors

                                          /s/ CATHERINE O. HASBROUCK

                                          Catherine O. Hasbrouck
                                          Secretary

Norcross, Georgia
March 31, 1997

              THE 1996 ANNUAL REPORT OF PARAGON TRADE BRANDS, INC.
                        ACCOMPANIES THE PROXY STATEMENT.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Paragon Trade Brands, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 20, 1997, at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia 30092, and at any postponement or adjournment thereof (the "1997 Annual Meeting"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 21, 1997 (the "Record Date") will be entitled to vote at the 1997 Annual Meeting. On that date, the Company had 11,817,420 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote.

     The address of the Company's principal executive offices is 180 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders on or about March 31, 1997.

VOTING

     Shares of Common Stock for which proxies are properly executed and returned (and not revoked) prior to the 1997 Annual Meeting will be voted in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of the nominee for the Board of Directors named herein, provided that if the nominee should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation, executing a proxy bearing a later date, or by attending the 1997 Annual Meeting and voting in person. The presence of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum. Shares represented by proxies marked "withhold authority" will be counted as shares present for purposes of establishing a quorum. Under Delaware law, the Company's Certificate of Incorporation and the Company's By-Laws, the nominee for the Board of Directors who receives the greatest number of votes cast for the election of a director by the shares present in person or represented by proxy at the 1997 Annual Meeting and entitled to vote shall be elected director. In the election of a director, withholding authority to vote with respect to the nominee will have no effect on the outcome of the election.

                 ELECTION OF DIRECTOR AND DIRECTOR INFORMATION

     It is intended that votes will be cast pursuant to the accompanying proxy for the election of the nominee named below, who at present is a director of the Company. If the nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee named will be unable to serve if elected.

     The Company's Certificate of Incorporation provides that the Company's directors will be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, and that at each annual meeting of stockholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of stockholders after their election by the stockholders. The Board of Directors is authorized to fix the number of directors within the range of one to 15 members; the number currently is four. The nominee named below is the sole nominee comprising the class to be elected at the 1997 Annual Meeting for a three-year term expiring at the 2000 annual meeting of stockholders.

NOMINEE FOR ELECTION -- TERM EXPIRES IN 2000

     Bobby V. Abraham. Mr. Abraham (age 55) has been a director and the Chief Executive Officer of the Company since its initial public offering in February 1993, has been Chairman of the Company's Board of Directors since August 1993 and served as President of the Company from its inception until November 1993. Prior to the Company's initial public offering, Mr. Abraham had been President of the Personal Care Products Division of Weyerhaeuser since February 1988. From 1986 until February 1988, Mr. Abraham served as Vice President and General Manager of the Personal Care Products Division of Weyerhaeuser Company ("Weyerhaeuser").

          Principal Occupation: Chairman and Chief Executive Officer,
                           Paragon Trade Brands, Inc.

CONTINUING DIRECTOR -- TERM EXPIRES IN 1998

     Thomas B. Boklund. Mr. Boklund (age 57) has been a director of the Company since April 1993 and served as Chairman of the Compensation Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Boklund has served as a member of the Company's Audit Committee since November 1996 and as its Chairman since November 1996. Mr. Boklund has also served as a member of the Governance Committee of the Company's Board of Directors since November 1996. Mr. Boklund has been the Chief Executive Officer of Oregon Steel Mills, an industrial steel manufacturer, since 1985, and also serves as its Chairman of the Board. Mr. Boklund also currently serves on the Board of Directors of Oregon Metallurgical Corporation, a titanium products manufacturer.

                 Principal Occupation: Chief Executive Officer,
                               Oregon Steel Mills

CONTINUING DIRECTORS -- TERM EXPIRES IN 1999

     Adrian D.P. Bellamy. Mr. Bellamy (age 55) has been a director of the Company since February 1996 and has served as a member of the Compensation Committee of the Company's Board of Directors since February 1996 and as its Chairman since November 1996. Mr. Bellamy has also served as a member of the Governance Committee of the Company's Board of Directors and as a member of the Company's Audit Committee since November 1996. Mr. Bellamy formerly served as Chairman and Chief Executive Officer of DFS Group Limited, an international specialty retailer, from 1983 to 1995. Mr. Bellamy currently serves on the Boards of Directors of Airport Group International Holdings LLC, an airport management company; Compass Ltd., a shoe manufacturer and retailer; The Gap, Inc., a clothing retailer; Starbucks Corporation, a coffee manufacturer and retailer; Gucci Group NV, a manufacturer and retailer; and The Body Shop International PLC, a bath and beauty products manufacturer and retailer. Mr. Bellamy has served as Chairman of Gucci Group NV since January 1996.

            Principal Occupation: Nonexecutive Director of Companies

     Robert L. Schuyler. Mr. Schuyler (age 61) has been a director of the Company since April 1993 and served as Chairman of the Audit Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Schuyler has also served as a member of the Compensation Committee of the Company's Board of Directors since February 1995, as Chairman of the Governance Committee of the Company's Board of Directors since November 1996, and continues to serve as a member of the Company's Audit Committee. Mr. Schuyler is the President of Nisqually Partners, an investment company, and a Director of Grande Alberta Paper, a Canadian pulp and paper development company. Mr. Schuyler served as Executive Vice President from 1985 to 1991, as Senior Vice President from 1972 to 1985 and as Vice President from 1970 to 1972 of Weyerhaeuser, and for more than 20 years was Weyerhaeuser's Chief Financial Officer.

                        Principal Occupation: President,
                               Nisqually Partners

     Four meetings of the Board of Directors were held in fiscal 1996. All incumbent directors were in attendance at all such meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established standing committees of its Board of Directors, including an Audit Committee, a Compensation Committee and a Governance Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized as follows:

     Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the engagement of independent public accountants to audit the Company's annual financial statements. In addition, the Audit Committee reviews the Company's accounting and audit practices and procedures and the reports of the independent public accountants. Members of the Audit Committee are Mr. Boklund (Chairman), Mr. Bellamy and Mr. Schuyler. The Audit Committee met twice in 1996, with all incumbent members in attendance.

     Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for the Company's directors and officers. The Compensation Committee also administers the Company's various incentive compensation and benefit plans, and recommends the establishment of policies relating to such plans. Members of the Compensation Committee are Mr. Bellamy (Chairman), Mr. Boklund and Mr. Schuyler. The Compensation Committee met three times in 1996, with all incumbent members in attendance.

     Governance Committee. The Board also established a Governance Committee in November 1996 to review and report to the full Board on various issues of Board governance, such as Board performance and accountability, new directorships and Board compensation matters. Members of the Governance Committee are Mr. Schuyler (Chairman), Mr. Bellamy and Mr. Boklund. The Governance Committee met once in 1996, with all incumbent members in attendance.

DIRECTOR COMPENSATION

     Fees. Directors who are employees of the Company do not receive any fees for their services as directors. Directors who are not employees of the Company are paid an annual retainer of $13,000 for serving on the Board of Directors and $2,500 for serving on a committee of the Board of Directors. Each nonemployee director receives an additional fee of $1,000 per day for attending each meeting of the Board of Directors and $750 for attending each meeting of a committee of the Board of Directors. A nonemployee director serving as a committee chairman receives an additional $1,000 per annum.

     Options. Directors who are not employees of the Company receive grants of options to purchase Common Stock under the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, each nonemployee director automatically receives an option to purchase 5,000 shares of Common Stock on the first business day following his or her initial election as a director of the Company and thereafter receives annually, on the first business day following the date of each annual meeting of stockholders of the Company, an option to purchase 2,000 shares of Common Stock, at an exercise price for all grants equal to the fair market value of the Common Stock on the date of grant.

PRINCIPLES OF CORPORATE GOVERNANCE

     In November 1996, the Board of Directors created a Governance Committee to review and report to the Board on various issues of corporate governance. The following are extracted from the Principles of Corporate Governance adopted by the Board of Directors in February 1997:

     The primary responsibility of the Board of Directors, individually and collectively, is to preserve and enhance the long-term value of Paragon's shareholders' investments. The Board will discharge this responsibility acting as a whole and through the Audit, Compensation and Governance Committees in the following ways:

     - By approving the Company's business strategy.

     - By ensuring that the Company's critical human resource skills are of sufficient depth and breadth that the continuity of the organization is assured.

     - By ensuring legal and ethical conduct.

     - By determining whether the Company's legal and management organizations are appropriate.

     - By overseeing the business conduct and performance of the Company.

     - By continuously assessing the Company's primary business risks and ensuring that the appropriate prevention and management programs are in place.

     - By adding value to the Company's management team by virtue of a working relationship which values a proactive board.

     - By committing to those best practices of governance which will assure that the Board is a high performance team dedicated to continuous improvement.

     In addition to these principles, the Board will be guided by the following precepts:

     - The Board will consist of a diverse group of proven professionals whose knowledge, skills and experience are critical to the Company's success, whose history of achievements reflects high standards, who possess impeccable standards of integrity and accountability and who are able and willing to make the time commitment necessary to fully meet their Directors' responsibilities.

     - The Board will meet at least once a quarter.

     - The Board will meet regularly independent of the Chief Executive Officer.

     - The Audit and Compensation Committees will consist entirely of independent Directors.

     - Nonexecutive Directors will sit on no more than six other for-profit and three not-for-profit boards. Executive Directors will be limited to no more than two other for-profit and three not-for-profit boards.

     - The duration of a Board member's service will be limited to 15 years with mandatory retirement at 70 years of age.

     - The Directors' compensation will include a major component tied to the Company's performance.

     - The Board will annually review the Chief Executive Officer's performance against preestablished standards, as well as undertake a self-assessment of its performance.

     - Each year the Board will review and approve the Company's one-year operating plan and mid-term strategic plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock as of February 28, 1997, by (a) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock, (b) the Company's directors, (c) the Company's named executive officers, as defined herein, and
(d) all the Company's directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as otherwise stated.

                                                                      BENEFICIAL OWNERSHIP
                                                              -------------------------------------
                                                              AMOUNT AND NATURE OF      PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      OUTSTANDING
            ------------------------------------              ---------------------     -----------
Wellington Management Company, LLP..........................        1,662,000(1)           13.53%
  75 State Street
  Boston, MA 02109
ICM Asset Management, Inc...................................        1,305,225(2)           10.62%
  601 West Main Avenue, Suite 600
  Spokane, WA 99201
The Capital Group Companies, Inc............................        1,297,000(3)           10.55%
  333 South Hope Street
  Los Angeles, CA 90071
Vanguard Specialized Portfolios--
  Health Care Portfolio.....................................          958,500(4)            7.80%
  P.O. Box 2600
  Valley Forge, PA 19482-2600
The Capital Group Companies, Inc./
  Capital Research and Management Company...................          935,000(5)            7.61%
  333 South Hope Street
  Los Angeles, CA 90071
The Capital Group Companies, Inc./
  SMALLCAP World Fund, Inc..................................          785,000(6)            6.39%
  333 South Hope Street
  Los Angeles, CA 90071
Bobby V. Abraham............................................          229,161(7)            1.84%
Adrian D.P. Bellamy.........................................           10,000(8)             *
Thomas B. Boklund...........................................           12,000(9)             *
Robert L. Schuyler..........................................           11,100(9)             *
David W. Cole...............................................          121,612(10)            *
Alan J. Cyron...............................................           23,520(11)            *
Stanley L. Bulger...........................................           13,829(12)            *
Catherine O. Hasbrouck......................................                0                *
Ellen B. Alben..............................................                0                *
All directors and executive officers as a group (10
  persons)..................................................          429,804(13)           3.46%

---------------

   * Represents holdings of less than 1%.
 (1) Wellington Management Company, LLP has shared power to vote 474,700 shares and shared power to dispose of 1,662,000 shares of Common Stock, based on publicly available information reported as of February 28, 1997.
 (2) ICM Asset Management, Inc. has sole power to vote 932,025 shares and sole power to dispose of 1,305,225 shares of Common Stock, based on publicly available information reported as of December 31, 1996.

 (3) The Capital Group Companies, Inc., as the parent holding company of a group of wholly-owned subsidiary investment management companies, reports on behalf of several of such investment management companies, none of which by itself exercises investment discretion over 5% or more of the outstanding securities of the Company, and has sole power to vote 347,500 shares and sole power to dispose of 1,297,000 shares of Common Stock, based on publicly available information reported as of December 31, 1996.
 (4) Vanguard Specialized Portfolios -- Health Care Portfolio has sole power to vote 958,500 shares and shared power to dispose of 958,500 shares of Common Stock, based on publicly available information reported as of December 31, 1996.
 (5) Capital Research and Management Company, an investment advisor and wholly-owned operating subsidiary of The Capital Group Companies, Inc., exercises investment discretion with respect to 935,000 shares of Common Stock that were owned by various institutional investors, based on publicly available information reported as of December 31, 1996.
 (6) SMALLCAP World Fund, Inc, an advisee of Capital Research Management Company, an investment company and wholly-owned operating subsidiary of The Capital Group Companies, Inc., has sole power to vote 785,000 shares of Common Stock, based on publicly available information reported as of December 31, 1996.
 (7) Includes options to purchase 170,411 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 37,280 shares of Common Stock subject to restriction.
 (8) Includes options to purchase 7,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.
 (9) Includes options to purchase 11,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.
(10) Includes options to purchase 93,750 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 16,839 shares of Common Stock subject to restriction.
(11) Includes options to purchase 13,750 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 2,187 shares of Common Stock subject to restriction.
(12) Includes options to purchase 8,500 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, stock appreciation rights on 1,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 2,000 shares of Common Stock subject to restriction.
(13) Includes options to purchase 321,822 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, stock appreciation rights on 1,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 58,981 shares of Common Stock subject to restriction.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of nonemployee directors. The Committee is responsible for establishing and administering the Company's executive compensation programs.

COMPENSATION POLICIES

     The Committee establishes compensation according to the following guiding principles:

          (a) Compensation should be directly linked to the Company's operating and financial performance.

          (b) Total compensation should be competitive when compared to compensation levels of executives of companies against which the Company competes for management.

          (c) Performance-related pay should be a significant component of total compensation, placing a substantial portion of an executive's compensation at risk.

          (d) Stock ownership guidelines and programs should encourage significant stock ownership in the Company by its executives to align their interests with the interests of stockholders.

COMPENSATION PRACTICES

     Compensation for executives includes base salary, annual bonuses and long-term incentive awards. Consistent with the above principles, a substantial proportion of executive compensation depends on Company performance and on enhancing stockholder value.

     Base Salary. The Company uses externally-developed compensation surveys to assign a competitive salary range to each salaried position, including executive positions. The companies included in the survey are selected by the Company's outside compensation consultants and include companies engaged in nondurable manufacturing with annual revenues of between $400 million and $1 billion.

     The Committee sets actual base salary levels for the Company's executives based on recommendations by management. The Committee bases its decisions on the executive's performance, the executive's position in the salary range, the executive's experience and the Company's salary budget.

     Annual Bonus. The Company employs a formal system for developing measures of and evaluating executive performance. Bonuses are determined with reference to quantitative measures established by the Committee each year. Each of these factors is weighted. At the beginning of each year, the Committee also approves performance targets relating to the quantitative measures that, if achieved, will establish a bonus pool equal to the sum of the individual target bonuses for all executives. The Committee also establishes performance targets that could result in a range of bonus payouts from a minimum of zero to a maximum bonus payout of 200% of target bonus. At the end of the year, Company performance, as compared to the quantitative measures described above, determines the bonus pool for the executive group. Target bonuses for individual executives are in the range of 25% to 60% of base salary. The Committee retains the discretion to adjust any individual bonus if deemed appropriate.

     In the event Company performance exceeds the performance targets established for the maximum 200% bonus payout, the bonus pool is funded in excess of such 200% payout. Such excess bonus funding is retained by the Company and may be paid out, at the Committee's discretion, in any year in which performance targets are not achieved, if the Committee determines such event to be the result of factors unrelated to management performance.

     In 1996, the quantitative measures for bonus payments were volume growth and operating profits, net of the effects of any restructuring associated with the Company's acquisition of Pope & Talbot, Inc.'s ("Pope & Talbot") disposable diaper business or its corporate headquarters relocation. The maximum possible bonus payout was 200% of target.

     The Company's performance in fiscal 1996, with volume below target and operating profit above target, satisfied the quantitative measures designated to fund bonuses at 149% of target, and the Committee accordingly awarded such bonuses. In keeping with the Company's policy of encouraging employee ownership of Common Stock, the Committee determined to make available to certain key employees the right to purchase Common Stock in lieu of all or a portion of their 1996 bonus at a 20% discount to the market value of the Common Stock on March 4, 1997, the date of purchase. As consideration for such discounted purchase price, such key employees must agree not to transfer the stock for two years.

     For 1997, the Committee has determined that the quantitative measures for bonus payments will be sales revenue and earnings per share. The maximum possible bonus payout could be 200% of target.

     Compensation payments in excess of $1 million to the Chief Executive Officer or other executive officers are subject to a limitation on deductibility for the Company. Certain performance-based compensation is not subject to the limitation on deductibility. The Company expects compensation in fiscal 1996 to its Chief Executive Officer to exceed $1 million, in part due to reimbursement of taxable and nontaxable relocation expenses, and tax gross-up payments in connection with relocation of the Company's corporate headquarters to Norcross, Georgia. No other executive officer is expected to have earned in excess of $1 million in 1996.

     Long-Term Incentives. Long-term incentives are designed to link management reward with the long-term interests of the Company's stockholders. Currently, the Committee grants stock options, stock appreciation rights ("SARs") and restricted stock as long-term incentives. Individual stock option awards and SARs are based on level of responsibility, the Company's stock ownership objectives for management and upon the Company's performance versus certain financial performance objectives. Currently, the Committee anticipates annual option grants or grants of SARs to the eligible employee group of less than 1% of the outstanding Common Stock. The Company's long-term performance ultimately determines the level of compensation resulting from stock options and SARs, since stock option and SAR value is entirely dependent on the long-term growth of the Common Stock price. The Company intends, at the appropriate time, to qualify stock option and SAR awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Restricted stock grants to Messrs. Abraham and Cole have previously been used to compensate for below-market salaries and to further align the interests of these executives with the long-term interests of the Company's stockholders, as the ultimate value of these shares will depend on long-term stock prices. With the realignment of Messrs. Abraham and Cole's salaries from $340,000 and $240,000 in 1995 to $500,000 and $300,000 in 1996, respectively, the Company does not intend to continue with future grants of restricted stock to Messrs. Abraham and Cole for this purpose. Messrs. Abraham and Cyron did receive awards of restricted stock in 1996, however, in recognition of their respective efforts relating to the acquisition of the Pope & Talbot disposable diaper business and the investment in Grupo P.I. Mabe, S.A. de C.V. ("Mabesa") Mr. Cole also received an award of restricted stock in 1996 in recognition of his efforts in connection with the integration of the Pope & Talbot disposable diaper business.

     Restricted stock grants generally vest in either two or three equal annual installments from the date of grant, subject to acceleration upon termination of the executive's employment by the Company without cause, or upon the executive's death, disability or retirement. As a means of further incenting their continued employment with the Company, the Committee determined in January 1997 that with respect to those portions of Messrs. Abraham and Cole's restricted stock grants which were scheduled to vest in February 1997, such vesting shall be deferred until February 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Abraham has served as the Company's Chief Executive Officer since its initial public offering in February 1993. Prior to such time, Mr. Abraham was in charge of the Company's operations as a division of Weyerhaeuser. As discussed above, Mr. Abraham's base salary was realigned in 1996 from prior year levels to $500,000. Pursuant to an employment agreement entered into at the time of the Company's initial public offering, Mr. Abraham is entitled to receive, in addition to his base salary, deferred compensation for the first seven years of service as Chief Executive Officer equal to 20% of his base salary and incentive awards.

     Mr. Abraham's bonus for fiscal 1996 was determined on the same basis as for all executives. Mr. Abraham's target bonus was $300,000. In view of the measures considered by the Committee above and the Board's assessment of Mr. Abraham's personal performance, Mr. Abraham received a 1996 bonus payout of $525,000. In conjunction with the Common Stock purchase program described above, Mr. Abraham chose to apply his entire 1996 bonus, net of tax withholding, to the purchase of Common Stock at a 20% discount. Mr. Abraham may not transfer such shares for two years.

     The Committee expects to use annual grants of stock options as incentive compensation for Mr. Abraham. Levels of awards are determined by reference to the external compensation survey data discussed above, as well as the Company's performance versus certain financial performance objectives.

STOCK OWNERSHIP AND RETENTION

     It is the Company's policy to encourage the ownership of Common Stock by all employees. To encourage significant stock ownership by executives, the Committee has established target levels of ownership (excluding stock options). These target ownership levels are expressed as a percentage of salary and apply to approximately 45 employees. In addition, certain employees may receive a right to purchase Common Stock in lieu of all or a portion of their cash bonus at up to a 20% discount to the then-market value of such stock with the stipulation that the stock may not be sold for at least two years.

                                          COMPENSATION COMMITTEE

                                          Adrian D.P. Bellamy, Chairman
                                          Thomas B. Boklund
                                          Robert L. Schuyler

STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total return on the Common Stock during the period beginning on January 26, 1993, the first day that the Common Stock was publicly traded, and ending on December 29, 1996, the last day of the Company's 1996 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices (weighted equally). The comparison assumes $100 was invested on January 26, 1993 in the Common Stock, the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/ Cosmetics Indices and assumes reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                         PARAGON
        MEASUREMENT PERIOD                TRADE        STANDARD & POOR'S   COMBINED VALUE
      (FISCAL YEAR COVERED)           BRANDS, INC.            500               LINE
26-JAN-93                                      100.00             100.00             100.00
26-DEC-93                                      135.63             110.09             104.82
25-DEC-94                                       60.92             111.85             115.02
31-DEC-95                                      107.47             153.80             153.77
29-DEC-96                                      137.93             189.54             204.51

COMPENSATION OF EXECUTIVES

     The following table discloses information concerning the annual and long-term compensation received by those persons who were, at December 29, 1996, the last day of the Company's 1996 fiscal year, the Company's Chief Executive Officer and four other most highly compensated executive officers on that date (the "named executive officers"). The table also discloses information concerning Ellen B. Alben, Esq. who served as Vice President, General Counsel and Secretary of the Company until June 3, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                              ANNUAL COMPENSATION              COMPENSATION AWARDS
                                      -----------------------------------   -------------------------
                                                                OTHER        RESTRICTED
                                                                ANNUAL         STOCK       SECURITIES    ALL OTHER
                             FISCAL                BONUS     COMPENSATION     AWARD(S)     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)    ($)(1)       ($)(2)         ($)(3)      OPTIONS(#)      ($)(4)
---------------------------  ------   ---------   --------   ------------   ------------   ----------   ------------
Bobby V. Abraham...........   1996    $472,151    $525,000     $186,590       $186,562       30,000       $215,382
  Chief Executive Officer     1995     322,376           0            0        260,171       38,330        103,201
  and Chairman of the         1994     229,371     119,200            0        385,456       38,330        112,099
  Board
David W. Cole..............   1996     290,658     221,265       97,244        124,375       20,000         14,459
  President and Chief         1995     234,624           0            0        145,935       25,000          8,246
  Operating Officer           1994     207,492      71,520            0        247,081       25,000         15,537
Alan J. Cyron..............   1996     193,865     156,450      212,626         49,750       15,000         12,614
  Vice President and          1995     116,448           0            0         42,486       20,000              0
  Chief Financial
     Officer(5)
Stanley L. Bulger..........   1996     123,293      86,949      150,099         45,000        4,000         12,397
  Vice President --
  Human Resources
Catherine O. Hasbrouck.....   1996      64,615      43,411            0              0       10,000              0
  Vice President,
  General Counsel and
     Secretary(6)
Ellen B. Alben.............   1996      64,429      44,522            0              0            0         61,797
  Vice President,
  General Counsel and
     Secretary(7)

---------------

(1) Mr. Bulger received an annual bonus in the amount of $71,949 and a special recognition award in the amount of $15,000 for work in connection with the acquisition by the Company of the Pope & Talbot baby diaper business. Ms. Alben received a prorated, annual bonus of $20,597, a special recognition award in the amount of $10,000 for work in connection with the acquisition by the Company of the Pope & Talbot baby diaper business, and a special recognition award in the amount of $13,925 for services rendered by Ms. Alben to the Company while she was receiving severance benefits.
(2) Messrs. Abraham, Cole, Cyron and Bulger recognized income in the amounts of $84,721, $13,748, $24,825 and $4,998, respectively, on the difference between the price paid for shares of the Company's common stock purchased in lieu of 1996 bonus and the fair market value of those shares on the date of purchase. Additional amounts paid to Mr. Abraham were $64,358.52, $12,724.95 and $24,785.61; to Mr. Cole were $37,035.05, $20,732.87 and $25,728.05; to
    Mr. Cyron were $118,249.86, $5,579.45 and $63,971.33; and to Mr. Bulger were
    $75,143.10, $29,823.68 and $40,134.43; in each case, for reimbursement of taxable and nontaxable relocation expenses, and tax gross-up payments, respectively. Payments to Messrs. Abraham, Cole and Bulger were made in connection with relocation of the Company's corporate headquarters from Washington to Georgia. Payments to Mr. Cyron were made in connection with his relocation from New York to Washington as a result of joining the Company in 1995, and with his subsequent relocation from Washington to Georgia. Included in such taxable and nontaxable relocation expenses reported above for Mr. Abraham were $29,000 and $57,190.57 in payment of a home sale bonus and closing costs on the sale of his Washington residence, respectively; for Mr. Cole were $21,497.50, $42,726.20 and $20,230.23 in payment of a home sale bonus, closing costs on the sale of his Washington residence and moving expenses, respectively; for Mr. Cyron were $41,662 and $40,707.15 in payment for loss on the sale of his Washington residence and closing costs on the sale of his Washington residence, respectively; and for Mr. Bulger was $41,500 in payment for loss on the sale of his Washington residence.
(3) Restricted stock is valued at the closing price of the Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") on the date of grant. Restricted stock awards are forfeitable and vest, generally, in either two or three equal annual installments from the date of grant, subject to acceleration in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets, or a liquidation or dissolution of the Company. Such awards may or may not be granted at up to a 20% discount to the market price of the Common stock on the date of award. Restricted stock awards in 1996 in recognition of their respective efforts relating to the Pope & Talbot disposable diaper business and the investment in Mabesa in the amounts of $186,562 to Mr. Abraham and $49,750 to Mr. Cyron, respectively, will vest 66.7% on February 19, 1998 and 33.3% on February 19, 1999 for Mr. Abraham and vested 33.3% on February 19, 1997 and will vest 33.3% on February 19, 1998 and 33.3% on February 19, 1999 for Mr. Cyron. A restricted stock award in 1996 in recognition of his efforts in connection with the integration of the Pope & Talbot disposable diaper business in the amount of $124,375 to Mr. Cole will vest 66.7% on February 19, 1998 and 33.3% on February 19, 1999. A restricted stock award in recognition of his coordination and oversight of the relocation of the Company's headquarters to Norcross, Georgia in the amount of $45,000 to Mr. Bulger will vest 50% on August 6, 1997 and 50% on August 6, 1998. Restricted stock awards in lieu of cash bonuses in 1995 to Messrs. Abraham and Cole in the amounts of $164,996 and $82,485, respectively, with shares issued at a 20% discount from fair market value, will vest on February 19, 1998, and to Mr. Cyron in the amount of $42,486 with shares issued at a 20% discount from fair market value, vested 50% on February 19, 1997 and will vest 50% on February 19, 1998. Restricted stock awarded to Messrs. Abraham and Cole for fiscal 1995 in the amounts of $95,175 and $63,450, respectively, vested 33.3% on February 14, 1996, and will vest 66.7% on February 14, 1998. Restricted stock awards in lieu of cash bonuses in 1994 to Messrs. Abraham and Cole in the amounts of $148,268 and $88,956, respectively, with shares issued at a 20% discount from fair market value, vested 50% on February 14, 1996 and will vest 50% on February 14, 1998. Restricted stock awarded to Messrs. Abraham and Cole for fiscal 1994 in the amounts of $237,188 and $158,125, respectively, vested 33.3% on February 1, 1995, 33.3% on February 1, 1996 and will vest 33.4% on February 1, 1998. On December 29, 1996, Messrs. Abraham, Cole, Cyron and Bulger held 37,280 shares, 16,839 shares, 3,708 shares and 3,097 shares, respectively, of restricted Common Stock, with market values, based on the closing price of the Common Stock as reported on the NYSE on such date, of $1,085,780, $490,435.87, $107,995.50 and $90,200.13, respectively. Dividends are payable on restricted stock at the same rate payable to all stockholders.
(4) The amounts shown for fiscal 1996 represent: (i) matching 401(k) contributions under the Paragon Retirement Savings Investment Management Program (the "PRISM Plan") in the amounts of $4,750, $4,749, $2,903.86 and $3,189.08 for Messrs. Abraham, Cole, Cyron and Bulger, respectively; (ii) discretionary contributions by the Company under the PRISM Plan in the amounts of $11,202, $9,710, $9,710, $9,208 and $6,555 for Messrs. Abraham,
    Cole, Cyron, Bulger and Ms. Alben, respectively; and (iii) a $199,430.20 deferred compensation award for Mr. Abraham under the terms of his employment agreement. See "-- Employment Agreements; Change-in-Control Arrangements." The amount shown for Ms. Alben also includes severance benefits in the amount of $55,241.88.
(5) Mr. Cyron joined the Company in April 1995. The 1995 salary and bonus amounts represent compensation for a partial year's employment.
(6) Ms. Hasbrouck joined the Company in June 1996. The 1996 salary and bonus amounts represent compensation for a partial year's employment.

(7) Ms. Alben left the Company in June 1996. The 1996 salary amount includes compensation for a partial year's employment.

1996 OPTION GRANTS AND EXERCISES

     The following table provides information on option grants in fiscal 1996 to the named executive officers.

                          OPTION GRANTS IN FISCAL 1996
                               INDIVIDUAL GRANTS

                                                   PERCENT OF
                                    NUMBER OF        TOTAL                                GRANT DATE VALUE
                                   SECURITIES     OPTIONS/SARS                            ----------------
                                   UNDERLYING      GRANTED TO    EXERCISE                    GRANT DATE
                                  OPTIONS/SARS    EMPLOYEES IN     PRICE      EXPIRATION      PRESENT
NAME                              GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)       DATE       VALUE($)(3)
----                              -------------   ------------   ---------    ----------  ----------------
Bobby V. Abraham................     30,000          14.26%       $24.875      2/19/06        $428,388
David W. Cole...................     20,000           9.50%        24.875      2/19/06         285,592
Alan J. Cyron...................     15,000           7.13%        24.875      2/19/06         214,194
Stanley L. Bulger...............      4,000           1.90%        24.875      2/19/06          57,118
Catherine O. Hasbrouck..........     10,000           4.75%         24.38      6/03/06         140,435
Ellen B. Alben..................          0           0.00%          N/A         N/A             N/A

---------------

(1) Each option or SAR becomes exercisable in four equal annual installments beginning on the first anniversary of the date of grant. The Committee has the authority to accelerate exercisability before the originally designated exercise date(s). The exercise price may be paid with the delivery of already-owned shares, and tax-withholding obligations relating to exercise may be paid by offsetting the underlying shares, subject to certain conditions. In the event of certain events resulting in a change in control of the Company, the Committee may take such actions as it deems necessary or advisable, and fair and equitable to participants, with respect to outstanding stock options and SARs. See "-- Employment Agreements; Change-in-Control Arrangements."
(2) The exercise price is the average of the high and low sales prices per share of the Common Stock as quoted on the NYSE on the date of grant.
(3) The dollar amounts under this column represent the result of calculations using the Black-Scholes-based multiple option valuation model. The valuation assumes an expected volatility of .44, a 0% dividend yield, a 5-year exercise term, a risk-free interest rate ranging from 6.15% to 6.43%, reflecting the yield on a zero coupon U.S. Treasury security for the term of the option, and a grant price and exercise price of $24.875 for grants to Messrs. Abraham, Cole, Cyron and Bulger, and a grant price and exercise price of $24.38 for the grant to Ms. Hasbrouck. No adjustments have been made for nontransferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the price of the option on the date of exercise.

     The following table provides information on the aggregated option/SAR exercises by executive officers in 1996 and the value of the named executive officers' unexercised options/SARs at December 29, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                               OPTION/SAR EXERCISE                OPTIONS/SARS AT          MONEY OPTIONS/SARS AT FISCAL
                         --------------------------------        FISCAL YEAR-END(#)               YEAR-END($)(1)
                         SHARES ACQUIRED                    ----------------------------   ----------------------------
         NAME              ON EXERCISE     VALUE REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----            ---------------   --------------   -----------    -------------   -----------    -------------
Bobby V. Abraham.......           0                 0         114,996         106,664       1,030,761        891,067
David W. Cole..........           0                 0          61,875          65,625         539,359        538,703
Alan J. Cyron..........           0                 0           5,000          30,000          67,475        266,175
Stanley L Bulger.......           0                 0           6,000           8,000          39,717         52,152
Catherine O.
  Hasbrouck............           0                 0               0          10,000               0         47,500
Ellen B. Alben.........       2,500            58,750               0               0               0              0

---------------

(1) The value of the options/SARs on December 29, 1996 is based on the average of the high and low sales prices per share of the Common Stock as reported on the NYSE on December 27, 1996 ($29.125).

EMPLOYMENT AGREEMENTS; CHANGE-IN-CONTROL ARRANGEMENTS

     Employment Agreements. The Company entered into an employment agreement with Bobby V. Abraham on February 2, 1993. The agreement with Mr. Abraham provides that he will be employed as the Company's Chief Executive Officer. Mr. Abraham's employment agreement provides that if his employment is terminated for cause (as defined therein) or as a result of his voluntary resignation, Mr. Abraham will be entitled to receive his accrued salary and benefits and vested stock options and restricted stock awards. If Mr. Abraham's employment is terminated at the request of the Board of Directors, Mr. Abraham will be entitled to receive a sum equal to two times the sum of his annual salary in addition to all compensation earned but unpaid and benefits vested unconditionally to the date of termination. In addition, if, during the year following a change in control, Mr. Abraham's employment is terminated by the Company (other than for cause) or Mr. Abraham terminates his employment for good reason, he will be entitled to receive a payment equal to 2.9 times his annual salary immediately preceding the change in control, plus continuation of certain benefits for a period of 18 months and, in the event an excise tax is imposed under the Internal Revenue Code of 1986, as amended, a tax gross-up payment.

     In addition, Mr. Abraham's employment agreement contains a noncompetition covenant that prohibits him, for a period of two years following termination of his employment with the Company, from, among other things, advising or having a significant financial interest in any business that competes with the Company, interfering with any existing business relationship of the Company or offering employment to any of the Company's key employees at the time Mr. Abraham's employment is terminated.

     The Company also entered into an employment agreement with David W. Cole on February 2, 1993. Mr. Cole's employment agreement contains the same terms as the foregoing, except that his position is Chief Operating Officer.

     Mr. Abraham also was entitled to receive, pursuant to his employment agreement, 9,775 shares of restricted stock for fiscal 1994 if the Company achieved a return on average stockholders' equity of 23.1% in fiscal 1994. Mr. Abraham's employment agreement also provides that he will be entitled to receive a deferred compensation award for each of the first seven years of his employment as the Company's Chief Executive Officer equal to 20% of (a) his base salary for such year plus (b) his incentive compensation for such year. The amount of the deferred compensation awards plus accrued interest thereon will be paid to Mr. Abraham when he reaches age 55 or upon his prior death or disability, but will be forfeited if he voluntarily terminates his employment prior to age 55 or is terminated by the Company for willful violation of Company rules or for gross negligence in the performance of his duties prior to age 55.

     The Company entered into an employment agreement with Alan J. Cyron in March 1995. The agreement with Mr. Cyron provides that he will be employed as the Company's Chief Financial Officer, and will be entitled to an initial base salary of $165,000 per year, an annual grant of stock options targeted at 20,000 shares of Common Stock, as well as an initial grant of stock options to purchase 20,000 shares of Common Stock. The initial grant of stock options was, in turn, awarded by the Company's Board of Directors on May 9, 1995 under the 1993 Long-Term Plan.

     Mr. Cyron's agreement with the Company provides further that if Mr. Cyron's employment is terminated due to any involuntary termination, other than for acts of gross misconduct, he will receive compensation equal to two times his base salary, which payment will be made in lieu of any other severance to which he might otherwise be entitled. The employment agreement also provides that if Mr. Cyron should leave the Company involuntarily, he will receive a post-termination exercise period of three years in which to exercise any vested options.

     On April 26, 1996, the Company entered into a severance agreement with Ellen B. Alben, then Vice President, General Counsel and Corporate Secretary to the Company. The Agreement provided that Ms. Alben would receive a continuation of salary from June 30, 1996, her last day of employment by the Company, through December 27, 1996, in lieu of any other severance pay or notice pay to which she may have been entitled. The agreement further provided for accelerated vesting on June 30, 1996 of 25% of all options previously issued to Ms. Alben. Such provisions for salary continuation and acceleration of option vesting were subject to forfeiture if Ms. Alben left the Company prior to June 30, 1996. In addition, the agreement provided that Ms. Alben would receive a pro rata cash bonus equal to 35% of base salary paid in 1996, or such higher percentage as may be approved by the Board of Directors, based on Company performance in 1996 under the Company's bonus plan.

     1993 Long-Term Plan. In the event of a merger, consolidation or acquisition of the Company, a sale or transfer of all or substantially all of the Company's assets, a tender or exchange offer for shares of Common Stock (other than offers by the Company) or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly owned corporation, the 1993 Long-Term Plan provides that the Committee may take such action as it determines necessary or advisable, and fair and equitable to participants, with respect to stock options, SARs and other awards under the 1993 Long-Term Plan. In addition, shares of restricted stock awarded for 1994 and 1995 in lieu of cash bonuses will become fully exercisable, subject to certain exceptions, in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company.

     1995 Incentive Plan. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company, outstanding options, SARs and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP, which audited the Company's accounts for the last fiscal year, has been selected to continue as the Company's independent auditor for the current fiscal year. Representatives of Arthur Andersen LLP are expected to attend the 1997 Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

     The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained Georgeson & Co. to solicit proxies at an approximate cost of $5,500, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All costs of soliciting proxies will be paid by the Company.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the 1997 Annual Meeting. If, however, other matters not now known or determined come before the 1997 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 30, 1997.

                                 ANNUAL REPORT

     A copy of the Company's 1996 Annual Report is being mailed with this Proxy Statement to each stockholder of record. Additional copies of such annual report may be obtained by writing or calling Investor Relations at (770) 300-4200.

                                          By Order of the Board of Directors

                                          /s/ CATHERINE O. HASBROUCK
                                          Catherine O. Hasbrouck
                                          Secretary

Norcross, Georgia
March 31, 1997

PROXY                                                                 APPENDIX A




                          PARAGON TRADE BRANDS, INC.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1997



The undersigned hereby appoints Bobby V. Abraham, Alan J. Cyron and Catherine
O. Hasbrouck, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Paragon Trade Brands, Inc. held on May 20, 1997, or any adjournment or postponement thereof.

           (Continued and to be dated and signed on the other side)





                           - FOLD AND DETACH HERE -

ELECTION OF DIRECTOR                                              WITHHOLD
                                             FOR the             AUTHORITY
                                             nominee        to vote for nominee
Election of Bobby V. Abraham to serve                                               In their discretion, the Proxies are
as a director for a three-year term                                                 authorized to vote upon such other business as
                                                                                    may properly come before the meeting.  This
                                                                                    Proxy, when properly executed and delivered,
                                                                                    will be voted in the manner directed herein by
                                                                                    the undersigned.  IF NO DIRECTION IS MADE, THIS
                                                                                    PROXY WILL BE VOTED "FOR THE NOMINEE."


                                                                                             YOUR VOTE IS IMPORTANT.  PROMPT
                                                                                           RETURN OF THIS PROXY WILL HELP SAVE
                                                                                                THE EXPENSE OF ADDITIONAL
                                                                                                   SOLICITATION EFFORTS


Signature(s)                                                                                           Date
            ------------------------------------------------------------------------------------------     -----------------------
NOTE: Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                     - FOLD AND DETACH HERE -




                                                                     APPENDIX B


                          PARAGON TRADE BRANDS, INC.


       PARAGON RETIREMENT INVESTMENT SAVINGS MANAGEMENT PLAN ("PRISM")
                           VOTING INSTRUCTION CARD


Vanguard Fiduciary Trust Company (the "Trustee") is hereby instructed to vote (in person by limited or general power of attorney or by proxy) all the shares or fractional shares thereof of Common Stock of Paragon Trade Brands, Inc. which are allocated to the undersigned's PRISM account and held of record by the Trustee on March 21, 1997 at the Annual Meeting of Stockholders to be held on May 20, 1997, or any adjournment or postponement thereof.

Voting rights will be exercised by the Trustee as directed, provided instructions are received by the Trustee by May 14, 1997. If this voting instruction card is not received by May 14, 1997, the shares represented herein will not be voted.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED BY THE MEMBER (OR DESIGNATED BENEFICIARY OF DECEASED MEMBER). IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED VOTING INSTRUCTION CARD IS RETURNED, SUCH SHARES WILL BE VOTED "FOR THE NOMINEE."

        This voting instruction card is continued on the reverse side. Please mark, sign and date on the reverse side and return promptly.


                            - FOLD AND DETACH HERE -